Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

                THIS SETTLEMENT AGREEMENT AND RELEASE (“Release”) is made and entered into by and between Gary J. Peterson (“Executive”) and OfficeMax Contract, Inc., formerly known as Boise Cascade Office Products Corporation (“OfficeMax Contract”) in connection with Executive’s separation of employment from OfficeMax North America, Inc., formerly known as OfficeMax, Inc. (“Employer”), effective February 6, 2005 (“Separation Date”).

                In consideration of the mutual promises and releases contained herein and other good and valuable consideration as set forth herein, it is hereby agreed as follows:

                1.             In full and final settlement of any claims and demands for relief which may be asserted by Executive against Employer, OfficeMax Contract, OfficeMax Incorporated (formerly known as Boise Cascade Corporation), and their parents, predecessors, successors, affiliates, subsidiaries, and assigns, and the employees, current and former directors, officers, agents, attorneys, and representatives of same, Employer will pay (and OfficeMax Contract will cause Employer to pay) Executive a lump sum of $2,810,000.00 (less applicable tax withholding at the rate required by law and withholding to the extent permitted by the last sentence of this Section 1), which amount equals the cash severance benefits payable under the Employment Agreement dated December 10, 2003, by and between Executive and OfficeMax Contract (the “Employment Agreement”).  Executive agrees that such payment constitutes the exclusive payments due to Executive from Employer or OfficeMax Contract, except as specifically provided in Section 2 below.  Executive shall receive such payment as soon as practicable after this Release becomes irrevocable.  The amount withheld from such payment or otherwise payable by Executive with respect to Executive’s cost-share of the benefits under Section 2(g) below shall not exceed $5,400.00 in the aggregate, which shall be refunded to Executive to the extent benefits under Section 2(g) are not provided.

                2.             Notwithstanding anything to the contrary contained in this Release, Executive and OfficeMax Contract agree and acknowledge that Executive is not waiving, discharging or otherwise releasing in any way his rights or benefits to:

                                (a)           Payment of Executive’s salary, wage payments, sales bonuses or commissions, and/or reimbursable business expenses through the Separation Date, including the payments to which Executive is entitled under Section 6(a) of the Employment Agreement, less applicable tax withholding at the rate required by law.

                                (b)           Payment of Executive’s accrued but unused Your Time Off as of the Separation Date, less applicable tax withholding at the rate required by law.

                                (c)           Payment and benefits accrued as of the Separation Date under any “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, including without limitation payments and benefits under any 401(k) plan; provided, however, that as a condition to accepting the benefits payable under Section 1 above, Executive agrees to waive, and is deemed to have waived, any right or entitlement to severance or termination benefits related to Executive’s termination of employment under any other severance or termination plan, policy, program, or arrangement.

                                (d)           Executive’s existing rights with respect to (w) limitations on his personal liability, (x) indemnification, (y) advancement and reimbursement of expenses or other liabilities and (z) directors’ and officers’ insurance coverage, including without limitation any such rights of Executive under (i) the Certificate of Incorporation, Articles of Incorporation, Bylaws, Code of Regulations or other corporate governance documents of Employer, OfficeMax Contract, OfficeMax Incorporated or any of their affiliates, as in effect on the Separation Date and at earlier times, (ii) the directors’ and officers’ liability insurance coverage of Employer, OfficeMax Contract, OfficeMax Incorporated or any of their affiliates, which shall continue in force providing coverage to Executive for all periods through and including the Separation Date, (iii) any state law governing Employer, OfficeMax Contract, OfficeMax Incorporated or any of their affiliates, (iv) that certain Agreement and Plan of Merger dated as of July 13, 2003, among Boise Cascade Corporation, Challis Corporation and OfficeMax, Inc. (including without limitation all rights of Executive under Section 5.09 of such Agreement and Plan of Merger), or (v) any individual indemnity or other agreement entered into between Executive and Employer, OfficeMax Contract, OfficeMax Incorporated or any of their affiliates.  For avoidance of doubt, this Section 2(d) does not create any new rights of Executive with respect to the matters described in this Section 2(d).

                                (e)           Executive’s right to a payout of a 2004 annual incentive award, should any payout be made, under the terms of Section 6(a) of the Employment Agreement.

                                (f)            Executive’s right to a payout of a 2005 annual incentive award on a pro rata basis, should any payout be made, under the terms of Section 6(d)(ii) of the Employment Agreement.

                                (g)           Executive’s right to the benefits provided by Section 6(f) of the Employment Agreement as a result of the termination of Executive’s employment in a Qualifying Termination during the Protected Period (as those terms are defined in the Employment Agreement), which shall include without limitation the right to COBRA continuation coverage for 18 months after coverage ceases.

                                (h)           Executive’s rights under Section 7 of the Employment Agreement, including without limitation Executive’s rights to payments (including without limitation any supplemental payments to make-up for any payments that should have been made earlier by OfficeMax Contract or its affiliates under such Section 7), benefits, documentation and all other performance of OfficeMax Contract and its affiliates under such Section 7.

                                (i)            Executive’s existing rights with respect to any claims and demands for relief, of whatever nature or kind, including attorneys’ fees, costs, and expenses, arising out of or related to that certain case (or any successor case) presently known as Roth v. OfficeMax, Inc., et al., which is pending in the United States District Court for the Northern District of Illinois.

                3.             Except as set forth in Section 2 above and except for Executive’ s other rights and benefits under this Release, Executive hereby expressly agrees and acknowledges that any and all claims and demands for relief, of whatever nature or kind, including attorneys’ fees, costs, and expenses, which Executive ever had or now has against Employer, OfficeMax Contract Inc., OfficeMax Incorporated (formerly known as Boise Cascade Corporation), and their parents, predecessors, successors, affiliates, subsidiaries, assigns, and the employees, current and former directors, officers, agents, attorneys, and representatives of same which arose out of or relate in any way to Executive’s employment with or separation from employment with Employer and/or its predecessors, shall be forever waived, released, or discharged, including, but not limited to, (i) any claims under the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001, et seq.; the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq.; Title VII of the Civil Rights Act of 1991, 42 U.S.C. Sections 1981 and 1981a; the American with Disabilities Act, 42 U.S.C. Section 12100, et seq. and any federal, state, or local laws prohibiting employment discrimination; (ii) claims relating to harassment, breach of contract or wrongful discharge, or breach of express or implied covenants; and (iii) claims arising from any legal restrictions on Employer’s right to terminate its employees.

                4.             Executive represents and agrees that he has not relied on any statements by Employer or OfficeMax Contract regarding his rights under the various federal and state laws prohibiting discrimination in the workplace and that he is hereby advised, cautioned, warned, recommended, encouraged, and provided the opportunity to discuss all aspects of the Release with counsel of his own choosing, and that he has carefully read the Release, and that he is voluntarily and of his own free will and without any duress of any kind or nature entering into the Release.

                5.             Executive acknowledges the receipt and sufficiency of the consideration adequate to support this Release in general, and in particular, the Executive’s releases of rights set forth in Sections 2 and 3 above, since the Executive is receiving benefits under Section 1 above that the Executive would otherwise not have been entitled to receive.

                6.             Executive and OfficeMax Contract further expressly agree and understand that this Settlement Agreement and Release (including the rights and benefits of Executive referred to in Section 2 above) constitutes the complete and entire agreement of the parties with respect to Executive’s separation of employment from Employer, and that any  and all previous promises, inducements, representations, warranties, or agreements with respect to such subject matter have been superseded hereby and are not intended to survive the Release, provided that any confidentiality, non-solicitation and/or non-compete obligations and the remedies for a violation thereof, all of which are set forth in Section 8 of the Employment Agreement, shall continue to be binding on Executive in accordance with their terms.  Notwithstanding the preceding, Executive shall not be deemed to violate any employee non-solicitation or non-hire obligations solely as a result of any general media advertisement of employment opportunities not specifically directed at any employees of Employer or its affiliates .  No amendment, modification or waiver of any provision of this Release shall be effective unless set forth in writing and signed by both the Executive and a duly authorized officer of OfficeMax Contract.

                7.             Executive and OfficeMax Contract agree that all matters relative to the construction and interpretation of this Release shall be construed and interpreted in accordance with the internal substantive laws of the State of Ohio.  This Release shall inure to the benefit of, and be enforceable by, OfficeMax Contract and Executive and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party; provided, however, that OfficeMax Contract may assign this agreement to a successor so long as OfficeMax Contract requires any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all or substantially all of the business and/or assets of OfficeMax Contract, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform the obligations contained in this Release in the same manner and to the same extent that OfficeMax Contract would be required to perform it if no such succession had taken place.  This Release may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.  This Release shall be severable, so that if any part of this Release is found to be unenforceable the other provisions of this Release will remain fully valid and enforceable.

                8.             Executive represents and agrees that he has been provided a period of 21 days to consider the terms of this Release and has been advised that, once executed, this Release may be revoked by Executive within seven days of execution.

                9.             Employer is obligated to make the payments described in Section 1 above only if the following conditions are met:

                                (a)           The seven-day revocation period under Section 8 above expires without Executive revoking this Release; and

                                (b)           Executive resigns as an officer of Employer by delivering a resignation to Employer in the form attached hereto as Exhibit 1.

                10.           Executive agrees not to disclose the terms of this Release to any person, but this prohibition does not preclude disclosure (a) to Executive’s financial, tax, or legal advisors, or spouse provided that Executive first advises and cautions any of the above individuals that the existence and terms of this Release are confidential and are not to be disclosed, (b) that is legally compelled or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), or (c) to the extent the terms of this Release become generally available to the public other than as a result of a disclosure by Executive or his financial, tax, or legal advisors, or spouse.

                11.           This Release shall not become effective or enforceable until the eighth day after delivery of an executed copy by the Executive to the Employer, at which point it shall be effective and enforceable.

Gary J. Peterson		OFFICEMAX CONTRACT, INC.

/s/ Gary J. Peterson		By:	/s/ Matthew R. Broad
(Associate’s Signature)		Title:	EVP

Date	3/22/2005	Date	3/22/05

/s/ Linda R. Peterson
WITNESS

Date	3/22/2005